UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )
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Novell, Inc.

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Novell, Inc.
404 Wyman Street
Waltham, MA 02451
Phone 781-464-8000
www.novell.com

July 20, 2007

Dear Stockholder:

It is our pleasure to invite you to attend the 2007 Annual Meeting of Stockholders. The meeting will be held on August 30, 2007, at 10:00 a.m. in our offices located at 404 Wyman Street, Waltham, Massachusetts 02451. The Annual Meeting is being held to elect eleven directors and to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

For the Novell team, 2006 was a year of focused efforts aligned with a clear strategy. Simply stated, our strategy is to enable customers to transform their IT environments into open enterprises where they have the freedom to use an optimal mix of open source and proprietary software. That freedom delivers a compelling set of benefits, including increased IT flexibility and effectiveness. By creating this value for our customers, we continue to strengthen our position as a world leader in enterprise infrastructure software.

Novell made substantial progress in executing this strategy during the past year. From major customer wins, to exciting new products, to bold new partnerships, we know where we want to take the company, and we are driving toward that vision. At the Annual Meeting, we will review this progress and our future plans, and will answer any questions you may have.

On behalf of Novell’s Board of Directors and management team, we look forward to greeting you and our other valued stockholders who are able to attend.

Sincerely,

Thomas G. Plaskett Chairman of the Board Novell, Inc.	Ronald W. Hovsepian President and Chief Executive Officer Novell, Inc.

NOVELL, INC.
404 Wyman Street
Waltham, MA 02451

Notice of the 2007 Annual Meeting of Stockholders

The 2007 Annual Meeting of Stockholders of Novell, Inc. will be held on August 30, 2007 at 10:00 a.m. at our offices at 404 Wyman Street, Waltham, Massachusetts 02451 for the following purposes:

1.	To elect eleven directors; and

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ended October 31, 2007.

All holders of record of shares of Novell common stock at the close of business on July 13, 2007 are entitled to notice of, to attend and to vote at the Annual Meeting. A complete list of these stockholders will be available at our principal executive offices at 404 Wyman Street, Waltham, Massachusetts 02451 for at least ten days prior to the Annual Meeting. Such list shall also be produced and kept at 404 Wyman Street, Waltham, Massachusetts 02451 during the Annual Meeting.

By Order of the Board of Directors,

Joseph A. LaSala, Jr.
Senior Vice President,
General Counsel and Secretary

July 20, 2007

Stockholders are requested to vote via the Internet or by telephone in accordance with the instructions listed on the enclosed proxy card, or to sign the proxy card and return it in the enclosed stamped envelope by return mail.

Proxy Statement

NOVELL, INC.
404 Wyman Street
Waltham, MA 02451

PROXY STATEMENT

July 20, 2007

STOCKHOLDERS OF RECORD OWNING SHARES OF NOVELL, INC. COMMON STOCK
AT THE CLOSE OF BUSINESS ON JULY 13, 2007
ARE ENTITLED TO ATTEND AND VOTE AT THE ANNUAL MEETING

The Board of Directors of Novell, Inc. is soliciting proxies for the 2007 Annual Meeting of Stockholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

The Annual Meeting will be held on August 30, 2007 at 10:00 a.m. at our offices at 404 Wyman Street, Waltham, Massachusetts 02451.

The Board of Directors of Novell, Inc. set July 13, 2007 as the record date for the Annual Meeting. Stockholders of record who owned Novell’s common stock at the close of business on that date are entitled to vote at and attend the Annual Meeting. The holders of common stock are entitled to one vote for each share owned. There were approximately 349,327,941 shares of Novell’s common stock outstanding on the record date.

This proxy statement is being mailed on or about July 20, 2007 to stockholders entitled to vote at the Annual Meeting.

QUESTIONS AND ANSWERS

Q: When and where is the Annual Meeting?

A:	Novell’s 2007 Annual Meeting of Stockholders is being held on August 30, 2007 at 10:00 a.m. at our offices at 404 Wyman Street, Waltham, Massachusetts 02451.

Q: Do I need a ticket to attend the Annual Meeting?

A:	No, you will not need a ticket to attend the Annual Meeting, but you will need to present a photo identification.

Q: Why am I receiving this proxy statement and proxy card?

A:	You are receiving a proxy statement and proxy card from us because you owned shares of stock of Novell, Inc. on the record date. This proxy statement describes proposals on which we would like you, as a stockholder, to vote. It also gives you information on these proposals so that you can make an informed decision. The proxy card is used for voting.

Q: What is the effect of signing and returning my proxy card?

A:	When you sign and return the proxy card, you appoint Ronald W. Hovsepian, Dana C. Russell, and Joseph A. LaSala, Jr. as your representatives at the Annual Meeting. Messrs. Hovsepian, Russell, and LaSala will vote your shares at the Annual Meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, we encourage you to vote via the Internet or telephone in advance of the Annual Meeting, or to complete, sign and return your proxy card, just in case your plans change. You can always vote in person at the Annual Meeting, even if you have already sent in your proxy card.

If you sign and return but do not indicate on the proxy card how you want your votes cast, Messrs. Hovsepian, Russell, and LaSala will vote your shares FOR all of the nominees for director and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

If a matter properly comes up for a vote at the Annual Meeting that is not described in this proxy statement, and you granted a proxy, the persons named as proxy holders, Messrs. Hovsepian, Russell, and LaSala, will vote your shares in their discretion.

Q: What am I voting on?

A:	You are being asked to vote on:

•	the election of eleven nominees to serve on our Board of Directors; and

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

The Board of Directors unanimously recommends that you vote FOR all of the nominees for director and FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

Q: How do I vote?

A:	There are four ways you may vote as explained in the detailed instructions on your proxy card. In summary, you may:

•	Place your vote via the Internet.

Please follow the instructions that came in the envelope together with your proxy statement. If you vote via the Internet, you do not need to mail in your proxy card.

OR

•	Place your vote by telephone.

Please follow the instructions that came in the envelope together with your proxy statement. If you vote by telephone, you do not need to mail in your proxy card. Stockholders with rotary telephone service will not be able to vote by telephone.

OR

•	Mail in your completed, signed and dated proxy card.

OR

•	Vote in person by attending the Annual Meeting.

We will pass out written ballots to any stockholder wanting to vote in person at the Annual Meeting. If you hold your shares in street name, you must request a legal proxy from your stock broker (or other nominee) in order to vote at the Annual Meeting.

The Internet and telephone voting procedures have been designed to verify stockholders’ identities and allow stockholders to confirm that their voting instructions have been properly recorded.

Q:	What does it mean if I receive more than one proxy card?

A:	It means that you have multiple accounts at the transfer agent and/or with stock brokers or other nominees. Please complete and provide voting instructions for all proxy cards and voting instruction cards that you receive. You may vote via the Internet, by telephone or by signing and returning all proxy cards to ensure that all your shares are voted.

Q: What if I change my mind after I have voted?

A:	You may revoke your proxy (that is, cancel it) and change your vote at any time prior to the Annual Meeting by:

•	voting again via the Internet or by telephone (only your latest vote will be counted);

•	completing, signing and returning another proxy card that is dated after the date of your earlier proxy card (again, only your latest vote will be counted);

•	sending written notice to our Corporate Secretary at our principal executive offices in Waltham, Massachusetts, which notice must be received prior to the date of the Annual Meeting, stating that you would like to revoke your proxy; or

•	voting in person at the Annual Meeting.

If you do not properly revoke your proxy, properly executed proxies will be voted as you specified or by the representatives as explained in the proxy statement.

Q: What is a “quorum”?

A:	A “quorum” is the number of shares of stock that must be present, in person or by proxy, in order for business to be transacted at the Annual Meeting. The required quorum for the Annual Meeting is a majority of the shares outstanding and entitled to vote at the Annual Meeting. There must be a quorum present for the Annual Meeting to be held. All stockholders present in person or represented by completed and signed proxy cards, Internet votes, and telephone votes, whether representing a vote for, against, or abstained or a broker non-vote, will be counted toward the quorum.

Q: What is the required vote for a proposal to pass?

A:	For any given director nominee to be elected, because the number of nominees does not exceed the number of the directors to be elected, the number of shares voted “for” that director must exceed the number of votes cast “against” that director. With regard to the ratification of our independent registered public accounting firm, the required vote is the affirmative vote of a majority of shares that are (i) represented in person or represented by proxy at the Annual Meeting and (ii) entitled to vote on the proposal.

Q: What is a “broker non-vote”?

A:	Broker non-votes generally occur when shares held by a broker nominee for a beneficial owner are not voted with respect to a proposal because the nominee has not received voting instructions from the beneficial owner and lacks discretionary authority to vote the shares. Brokers normally have discretion to vote on “routine matters,” such as director elections and ratification of independent registered public accounting firms, but not on non-routine matters, such as stockholder proposals. The proposals to be acted upon at the Annual Meeting only include routine matters.

Q: Will my shares be voted if I do not sign and return my proxy card?

A:	They could be. If your shares are held in “street name” and you do not instruct your nominee how to vote your shares, your nominee may either use its discretion to vote your shares on the “routine matters” being considered at the meeting (the election of directors and the ratification of our independent registered public accounting firm) or leave your shares unvoted.

We encourage you to provide instructions to your nominee by completing the instruction card or proxy that it sends to you. This will ensure that the nominee votes your shares at the Annual Meeting as you direct.

Q: How are broker non-votes counted?

A:	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum, but will not be counted for the purpose of determining the number of shares entitled to vote on a specific proposal. A broker non-vote will not affect the outcome of any proposal in this proxy statement.

Q: How are abstentions votes counted?

A:	Abstentions are counted for the purposes of determining both (i) the presence of a quorum and (ii) the total number of shares entitled to vote with respect to a proposal. Abstentions will have no effect on the outcome of the election of directors. Abstentions will have the same effect as a vote “AGAINST” all other proposals being presented at the Annual Meeting.

Q: Who is soliciting my vote?

A:	This proxy solicitation is being made and paid for by Novell, Inc. In addition to this solicitation by mail, proxies may be solicited by our directors, officers and other employees by telephone, Internet, or fax, in person or otherwise. Such persons will not receive any additional compensation for assisting in the solicitation. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our common stock. We will reimburse such persons and Novell’s transfer agent for their reasonable out-of-pocket expenses in forwarding such material. We have also retained the services of Innisfree M&A Incorporated (“Innisfree”) to perform the broker nominee search and to distribute proxy materials to banks, brokers, nominees and intermediaries. Innisfree will also solicit proxies from stockholders for the Annual Meeting. We will pay approximately $8,500, plus out-of-pocket expenses, for these services.

SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, DIRECTORS AND MANAGEMENT

This table shows, as of June 30, 2007, how many shares of our common stock (the only voting class of Novell capital stock outstanding) are beneficially owned by (i) each stockholder who has reported or is known by us to have beneficial ownership of more than five percent of our common stock, (ii) each of our directors, (iii) each of our named executive officers set forth in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. There were 349,145,698 shares of common stock outstanding on June 30, 2007.

	Number of
	Outstanding			Total Shares	Percent of
	Shares	Right to	Restricted	Beneficially	Outstanding
Name and Address of Beneficial Owner(1)	Owned(2)	Acquire(3)	Stock(4)	Owned	Shares

Capital Research & Management Co.(5)	21,656,800	—	—	21,656,800	6.20%
333 South Hope Street Los Angeles, CA 90071 — 1406
Columbia Wanger Asset Management, L.P.(6)	24,424,600	—	—	24,424,600	7.00%
227 West Monroe Street — 3000 Chicago, IL 60606-5018
OppenheimerFunds, Inc.(7)	23,179,009	—	—	23,179,009	6.64%
Two World Financial Center 225 Liberty Street, 14th Floor New York, NY 10281 — 1008
Ziff Asset Management, L.P.(8)	20,388,664	—	—	20,388,664	5.84%
350 Park Avenue, 11th Floor New York, NY 10022
Albert Aiello	24,000	137,500	—	161,500	*
Fred Corrado	16,000	137,500	—	153,500	*
Richard L. Crandall	24,100	87,500	—	111,600	*
Ronald W. Hovsepian	101,496	912,916	314,344	1,328,756	*
Patrick S. Jones	—	—	—	—	—
Claudine B. Malone	19,500	87,500	—	107,000	*
Richard L. Nolan	10,000	312,500	—	322,500	*
Thomas G. Plaskett	15,000	137,500	—	152,500	*
John W. Poduska, Sr.	113,275	202,500	—	315,775	*
James D. Robinson, III	34,751	202,500	—	237,251	*
Kathy Brittain White	4,000	100,000	—	104,000	*
Jack L. Messman	71,474	90,000		161,464	*
Dr. Jeffrey M. Jaffe	22,902	50,275	73,519	146,696	*
Thomas Francese	30,793	95,833	58,334	184,960	*
Joseph A. LaSala, Jr.	52,463	641,363	17,562	711,388	*
Susan Heystee	16,498	283,043	—	299,541	*
All current directors and executive officers as a group (20 persons)	638,768	4,403,733	481,321	5,523,822	1.56%

*	less than 1%

(1)	Except as otherwise indicated, the address of each person named in the table is: c/o Novell, Inc., 404 Wyman Street, Waltham, Massachusetts 02451.

(2)	The persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them except as may be otherwise indicated in a footnote. With respect to directors and executive officers, these tables include vested restricted stock holdings and exclude shares that may be acquired through stock option exercises and unvested restricted common stock holdings.

(3)	Includes shares that can be acquired through stock options that become exercisable within 60 days from June 30, 2007. Shares of common stock underlying these stock options cannot be voted at the Annual Meeting unless the options are exercised prior to the record date for the Annual Meeting.

(4)	These shares can be voted, but are subject to a vesting schedule, forfeiture risk and other restrictions.

(5)	Pursuant to a Schedule 13G/A filed on February 12, 2007, Capital Research and Management Company disclosed that it had sole power to vote and dispose of all shares. Capital Research and Management Company subsequently disclosed in a Form 13F filed on May 15, 2007, and amended on June 21, 2007, for the period ended March 31, 2007 that it held 29,056,800 shares of common stock.

(6)	Pursuant to a Schedule 13G/A filed on January 10, 2007, Columbia Wanger Asset Management, L.P. disclosed that it had sole power to vote and dispose of 23,924,600 shares and shared power to vote and dispose of 500,000 shares.

(7)	Pursuant to a Schedule 13G/A filed on February 6, 2007, OppenheimerFunds, Inc. disclosed that it had shared power to vote and dispose of all shares.

(8)	Pursuant to a Schedule 13G filed on April 13, 2007, Ziff Asset Management, L.P. disclosed that it and its affiliates named in that Schedule had shared power to vote and dispose of all shares. Affiliates named included Ziff Asset Management, L.P.; PBK Holdings, Inc.; Philip B. Korsant; and ZBI Equities, L.L.C., all of which have a principal business address of 283 Greenwich Avenue, Greenwich, CT 06830.

CORPORATE GOVERNANCE

Board of Directors

We are managed under the direction of the Board of Directors, whose purpose is to maximize long-term economic value for our stockholders by responsibly addressing not only their concerns, but also those of our customers, employees, business partners, the communities and governments where we have operations and do business, and the public at large. In fulfilling its duties, the Board of Directors and its committees oversee corporate governance, oversee and advise management in developing our financial and business goals, evaluate management’s performance in pursuing and achieving those goals, and oversee our public disclosures and the disclosure processes. Our Statement on Corporate Governance sets forth the duties and responsibilities of the Board of Directors, criteria for the constitution of, membership on, and the procedures for and required meetings of the Board of Directors and other corporate governance matters. This Statement is available on our website at http://www.novell.com/company/ir/cg/ through the Corporate Governance page.

Independence

There are eleven directors on our Board of Directors. The Board of Directors has determined that nine of its eleven directors are “independent” as defined by the listing standards of The Nasdaq Stock Market currently in effect and approved by the U.S. Securities and Exchange Commission (“SEC”) and all applicable rules and regulations of the SEC. These nine directors are: Albert Aiello, Fred Corrado, Richard L. Crandall, Patrick S. Jones, Claudine B. Malone, Richard L. Nolan, Thomas G. Plaskett, John W. Poduska, Sr. and Kathy Brittain White. The Board of Directors has also determined that the foregoing nine directors, except Richard L. Crandall, also meet the “outside director” standard for purposes of Rule 162(m) of the Internal Revenue Code of 1986, as amended. All members of the Audit, Compensation and Corporate Governance Committees satisfy the “independence” or “outside directorship” standards applicable to members of each such committee.

Mr. Plaskett is the Non-Executive Chairman of the Board and presides over all meetings of the Board, including executive sessions.

Board Committees

The following provides an overview of the membership and responsibilities of all of the committees of the Board of Directors.

Audit Committee

Fred Corrado, Chairperson	• Oversee accounting and financial reporting processes and audits of the
Albert Aiello	financial statements
Richard L. Crandall	— review judgments and decisions affecting financial statements
Patrick S. Jones	— review all financial data to be released
Claudine B. Malone	• Monitor compliance with applicable laws and regulations and review significant cases of misconduct
• Oversee internal control over financial reporting
• Oversee disclosure controls and procedures
• Oversee implementation of the Code of Business Ethics

• Oversee our initiatives in connection with Section 404 of the Sarbanes-Oxley Act of 2002 to (i) establish and maintain an adequate internal control structure and procedures for financial reporting and (ii) assess the effectiveness of such internal control structure and procedures

• Oversee our investment policies, controls, and procedures, and portfolio performance

Audit Committee

• Oversee internal audit function
• Oversee independent auditors
— appoint and approve compensation
— pre-approve permitted services
— evaluate performance
— monitor independence

In addition to the above functions, the Audit Committee has adopted procedures for its receipt, retention, and treatment of concerns and complaints regarding accounting, internal controls, or auditing matters. The Audit Committee has established an online reporting tool located at www.novell.com/ethics/index.jsp, accessible through the Corporate Governance page, for the submission of such concerns by stockholders, employees and members of the public. All submissions may be made completely anonymously. The Audit Committee encourages, but does not require, that anyone making a submission supply his or her contact information to facilitate follow-up, clarification and assistance with investigation of the concern or complaint. We do not permit retaliation or discrimination of any kind against employees for any complaints submitted in good faith.

The Board of Directors has adopted a written charter for the Audit Committee. A current copy of the Audit Committee Charter is available on our website at http://www.novell.com/company/ir/cg/ through the Corporate Governance page.

Financial Expertise

The Board of Directors has determined that four of the five members of the Audit Committee, Mr. Corrado, Mr. Crandall, Mr. Jones and Ms. Malone, possess the attributes to be considered financially sophisticated for purposes of the listing standards of The Nasdaq Stock Market and have the background to be considered “audit committee financial experts” as defined by the rules and regulations of the SEC.

Compensation Committee

John W. Poduska, Sr.,	• Establish overall compensation philosophies
Chairperson	• Evaluate management performance and development
Claudine B. Malone Richard L. Nolan	• Recommend performance evaluation and compensation for CEO to the Board
Thomas G. Plaskett	• Set compensation for executives
— consider industry benchmarks
— establish and administer performance goals
• Establish compensation program for employees
• Recommend director compensation to Corporate Governance Committee and Board
• Administer employee benefit and incentive plans
• Administer stock option and other equity-based plans
• Oversee succession planning
• Review management development policies

A current copy of the Compensation Committee Charter is available on our website at http://www.novell.com/company/ir/cg/ through the Corporate Governance page.

Corporate Governance Committee

Thomas G. Plaskett, Chairperson	• Establish criteria for the selection of directors and recommend Board nominees
John W. Poduska, Sr.	— conduct searches for prospective directors
Kathy Brittain White	— review candidates recommended by stockholders
• Recommend committee membership
• Oversee corporate governance
— review committee charters
— review codes of ethics for executives, employees and directors
• Monitor director independence
• Review and approve all transactions between us and our directors and executive officers
• Oversee board and committee evaluation and development
• Recommend director compensation to the Board

A current copy of the Corporate Governance Committee Charter is available on our website at http://www.novell.com/company/ir/cg/ through the Corporate Governance page.

Technology Committee

Richard L. Nolan,	• Oversee our product strategy and roadmap
Chairperson	• Oversee internal IT projects
Albert Aiello	• Monitor the effectiveness of IT security and disaster recovery capabilities
John W. Poduska, Sr.	• Monitor the quality and effectiveness of IT systems and processes that
James D. Robinson, III	relate to or affect our internal control systems
Kathy Brittain White	• Advise the Board of Directors on technology related matters

The Board of Directors believes that information technology is critical in how corporations run their businesses and that boards of directors need to take an active role in understanding and overseeing the technological initiatives of their corporations in order to effectively oversee risk management, monitor internal controls, and promote effective communication among employees. The charter of the Technology Committee is available on our website at http://www.novell.com/company/ir/cg/ through the Corporate Governance page.

Option Grant Committee

Ronald W. Hovsepian	• Make discretionary grants of stock options, restricted stock and restricted stock units to non-executive employees eligible to participate in our employee equity plans

Meetings of the Board of Directors and Board Committees

During fiscal 2006, the Board of Directors held eleven meetings, the Audit Committee held fourteen meetings, the Compensation Committee held five meetings, the Corporate Governance Committee held four meetings, the Technology Committee held four meetings, and the Option Grant Committee acted entirely by written consent. During the last fiscal year, each current director attended at least 75% of the meetings of the Board of Directors and the committees on which he or she then served.

Our policy on director attendance at annual meetings calls for directors to be invited but not required to attend our annual meetings of stockholders. In 2006, one director attended the annual meeting.

Codes of Ethics

We have adopted two codes of ethics, each designed to encourage our employees, executives and directors to act with the highest integrity.

Code of Business Ethics.  We review and update our Code of Business Ethics (the “Code”) annually. The purpose of the Code is to convey the basic principles of business conduct expected of all our executives and employees, including our Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, Controller, and other senior financial personnel performing similar functions. We require each of these persons to review the Code at least once a year and to submit a report to our Ethics Officer (i) stating that he or she has read and understands the Code, (ii) reporting any conflicts of interest he or she may have, (iii) agreeing to comply with all of our policies, and (iv) reporting any suspected violations of the Code or our policies referenced in the Code by him or her or other employees. In support of the Code, we have provided our employees with numerous avenues for the reporting of ethics violations or other similar concerns, including the required employee reports and an anonymous telephone hotline. The Audit Committee monitors the implementation and enforcement of the Code. The Code meets the definition of “code of ethics” under the rules and regulations of the SEC and is posted on our website at http://www.novell.com/company/ir/cg/ through the Corporate Governance page.

Non-Employee Director Code of Ethics.  The Board of Directors has established the Non-Employee Director Code of Ethics (the “Director Code”). The Director Code sensitizes directors on areas of ethical risk relating to their specialized roles, provides guidance to help directors recognize and deal with ethical issues, provides mechanisms for directors to report unethical conduct, and fosters among directors a culture of honesty and accountability. Each director is required to review the Director Code at least once a year and to submit a report (i) stating that he or she has read and understands the Director Code, (ii) reporting any conflicts of interest he or she may have, (iii) agreeing to comply with the Director Code, and (iv) reporting any suspected violations of the Director Code. A copy of the Director Code may be found at www.novell.com/company/ir/cg/ through the Corporate Governance page.

Stock Ownership Requirements

We have established Stock Ownership Programs designed to further align the interests of our Board of Directors and executives with those of our stockholders. Our Non-Employee Director Stock Ownership Program requires each non-employee director to own an amount of our common stock having a value equal to three times the annual cash board retainer that is payable to each non-employee member of the Board of Directors. Each non-employee director must have attained 5% of their total required ownership percentage by November 1, 2005 and 15% by November 1, 2006; and must attain 30% by November 1, 2007, 60% by November 1, 2008 and 100% by November 1, 2009. Newly-elected directors have five years to attain the total required ownership percentage, at the pace set forth above.

Our Executive Stock Ownership Program requires our Chief Executive Officer to own shares of our common stock having a value equal to three times his salary being earned as of November 1, 2006, and all Senior and Executive Vice Presidents to own shares of our common stock having a value equal to one time his or her salary being earned as of their initial participation date. Executives do not have a deadline for achieving their ownership requirement, but executives may not sell, transfer, or encumber Novell securities until their ownership requirements have been satisfied, and then may only sell, transfer or encumber such number of shares as would not cause the value of their Novell stock holdings to fall below his or her total required ownership percentage, with some limited exceptions. The foregoing description describes the Executive Stock Ownership Program currently in place. Prior to September 2006, when the Compensation Committee amended and restated the Executive Stock Ownership Program, employees at the Vice President level were also subject to the requirements of the Program, the ownership requirements for employees at the Executive Vice President and Senior Vice President levels were two times their salary being earned as of their initial participation date, and participants were required to achieve their ownership requirements within five years of their appointment.

Non-compliance by members of the Board of Directors with the Non-Employee Director Stock Ownership Program will be taken into consideration during the annual performance review of each participant, and such noncompliance will be disclosed in the proxy statement for our annual meeting of stockholders. In the event that an executive is not in compliance with the requirements of the Executive Stock Ownership Program for a specific year, the Compensation Committee may take such actions as it deems necessary and appropriate to require all participants in the Program to follow the terms and conditions of the Program.

Procedures for Contacting Directors

The Board of Directors has established a process for stockholders to send communications to the Board of Directors. Stockholders may communicate with the Board of Directors generally or a specific director at any time by writing to our General Counsel, 404 Wyman Street, Waltham, Massachusetts 02451. The General Counsel reviews all messages received, and forwards any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to the Board of Directors. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to the Board of Directors generally, to the Chairman of the Corporate Governance Committee. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to the Board of Directors. The General Counsel has the right, but not the obligation, to forward such other communications to appropriate channels within Novell.

Director Nominations

The Corporate Governance Committee considers recommendations for director nominees from a wide variety of sources, including members of our Board of Directors, business contacts, community leaders, third-party advisory services and members of management. The Corporate Governance Committee also considers stockholder recommendations for director nominees that are properly received in accordance with our Bylaws.

The Board of Directors believes that all of its directors should have the highest personal integrity and have a record of exceptional ability and judgment. The Board of Directors also believes that its directors should ideally reflect a mix of experience and other qualifications. There is no firm requirement of minimum qualifications or skills that candidates must possess. The Corporate Governance Committee evaluates director candidates based on a number of qualifications, including their independence, judgment, leadership ability, industry expertise, experience developing and analyzing business strategies, financial literacy, risk management skills, and, for incumbent directors, past performance. In making its recommendations, the Corporate Governance Committee seeks out outstanding talent among minority groups and women.

Stockholders wishing to bring a nomination for a director candidate before a stockholders’ meeting must give written notice to Novell’s Secretary, either by personal delivery or by United States mail, postage prepaid. The stockholder’s notice must be received by the Secretary not later than 90 days prior to the first anniversary of the date on which notice of the prior year’s annual meeting was first mailed to stockholders. However, if no annual meeting was held in the prior year or the date of the annual meeting is more than 30 days before or after the anniversary date of the prior year’s annual meeting, notice by the stockholder to be timely must be received by the Secretary not earlier than 120 days prior to the annual meeting and not later than the later of (i) 90 days prior to the date of such annual meeting or (ii) 10 days following the date on which public announcement of the date of such meeting is first made. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC, including the written consent of the person proposed to be nominated to being named in the proxy statement as a nominee and to serving as a director if elected. The stockholder’s notice must also set forth (i) whether or not the stockholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (ii) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (iii) the name and address of the stockholder making the nomination as they appear on our books and of the beneficial owner, if any, on whose behalf the nomination is made, and (iv) the class and number of shares of our stock that are owned of record by such stockholder and beneficially by such beneficial owner.

The Corporate Governance Committee initially evaluates a prospective nominee on the basis of his or her resume and other background information that has been made available to the Committee. A member of the Corporate Governance Committee will contact for further review those candidates whom the Committee believes are qualified, who may fulfill a specific board need and who would otherwise best make a contribution to the Board of Directors. If, after further discussions with the candidate, and other further review and consideration as necessary, the Corporate Governance Committee believes that it has identified a qualified candidate, it will make a recommendation to the Board of Directors.

Internal Review of Historical Stock-Based Compensation Practices

As previously reported in our Annual Report on Form 10-K, on May 23, 2007 we announced that we had completed our self-initiated, voluntary review of our historical stock-based compensation practices, which was conducted under the direction of the Audit Committee of the Board of Directors. The scope of the review covered approximately 400 grant actions (on approximately 170 grant dates) from November 1, 1996 through September 12, 2006. Within these pools of grants were more than 58,000 individual grants. In total, the review encompassed awards relating to more than 230 million shares of common stock granted over the ten-year period. The Audit Committee, together with its independent outside legal counsel, did not find any evidence of intentional wrongdoing by any former or current Novell employees, officers, or directors. We concluded, however, that we used incorrect measurement dates for some of the stock-based compensation awards granted during the review period. In light of the above findings, we and our advisors performed an exhaustive process to uncover all information that we could use to determine the appropriate measurement dates.

Because the exercise prices of the stock options on the new measurement dates were, in some instances, lower than the fair market value of the underlying stock on such dates, we were required to record compensation expense for those differences. As a result, stock-based compensation expense in a cumulative after-tax amount of approximately $19 million should have been reported in the consolidated financial statements for the fiscal years ended October 31, 1997 through October 31, 2005. We determined that the errors were not material to any prior period, on either a quantitative or qualitative basis, and, therefore, we did not restate our consolidated financial statements for prior periods.

Subsequent to the review, we have taken steps to improve our equity grant procedures, including approving equity grants only at meetings rather than by written consent, requiring our General Counsel and Secretary to attend all meetings of the Compensation Committee, and tightening our administrative procedures to help eliminate the likelihood of error. We are currently reviewing additional improvements to our procedures.

PROPOSAL ONE
ELECTION OF DIRECTORS

The Board of Directors has adopted a resolution fixing the number of directors at eleven. Our Board is declassified, which means that each member is elected annually. Accordingly, a Board of eleven directors is to be elected at the Annual Meeting. Directors elected at the Annual Meeting will hold office until the next annual meeting of stockholders and until their successors are elected and qualified, except in the event of their earlier death, resignation or removal. All of the nominees have indicated that they are able and willing to serve if elected. If any nominee should become unavailable prior to the election, the Board of Directors may recommend another person and Messrs. Hovsepian, Russell and LaSala, as your representatives, will vote for such person if you have given them your proxy.

There are no family relationships among our executive officers and the nominees for director.

Biographies of Nominees for the Board of Directors

Albert Aiello
Director since 2003

Mr. Aiello, age 64, is Managing Director of Albert Aiello & Associates, a strategic technology management consulting company he founded in February 2003. Prior to that, Mr. Aiello served as Global Chief Information Officer of Lend Lease Corporation, a financial and construction management company, from January 1998 to December 2002, and as a member of its board of directors from May 1998 to December 2002. Mr. Aiello was the Chief Information Officer for Fidelity Investments, a financial management company, from April 1990 to December 1997. Mr. Aiello was also Chairman of the Board of the Software Productivity Consortium from December 1999 to December 2000. Mr. Aiello has also served as a member of the board of directors of CoolSavings, Inc.

Fred Corrado
Director since 2002

Mr. Corrado, age 67, served as Vice Chairman of the Board of Directors and Chief Financial Officer of The Great Atlantic & Pacific Tea Company, Inc., a food retailer, from October 1992 until February 2002. Mr. Corrado is also a director of the New Jersey Performing Arts Center, a non-profit organization.

Richard L. Crandall
Director since 2003

Mr. Crandall, age 64, is a founding Managing Director of Arbor Partners, a high technology venture capital firm, a position he has held since November 1997. Mr. Crandall also serves as the chairman of the Enterprise Software Roundtable, an organization of the senior corporate leadership of the 35 largest software companies, which he founded in July 1994. Mr. Crandall served as the Chairman of Giga Information Systems, a research and consulting firm, from July 2002 until February 2003, and was a board member and special advisor of Giga from its founding in April 1996 until February 2003. Prior to that, Mr. Crandall was a founder of Comshare, Inc., a decision support software company, and served as its Chief Executive Officer from April 1970 until April 1994 and its Chairman from April 1994 until April 1997. Mr. Crandall is also a director of Diebold, Inc., and the Dreman/Claymore Dividend & Income Fund, a management investment company.

Ronald W. Hovsepian
Director since 2006

Ronald W. Hovsepian, age 46, has served as one of our directors and as our President and Chief Executive Officer since June 2006. Mr. Hovsepian served as our President and Chief Operating Officer from October 2005 to June 2006. From May 2005 to November 2005, Mr. Hovsepian served as Executive Vice President and President, Worldwide Field Operations. Mr. Hovsepian joined us in June 2003 as President, Novell North America. Before

coming to Novell, Mr. Hovsepian was a Managing Director with Bear Stearns Asset Management, a technology venture capital fund, from February to December 2002. From March 2000 to February 2002, Mr. Hovsepian served as Managing Director for Internet Capital Group, a venture capital firm. Prior to that, Mr. Hovsepian served in a number of executive positions with International Business Machines Corporation over an approximate 17-year period. Mr. Hovsepian is also chairman of the board of directors of Ann Taylor Corporation.

Patrick S. Jones
Director since 2007

Patrick S. Jones, age 62, has been a private investor since March 2001. Mr. Jones was the Senior Vice President and Chief Financial Officer of Gemplus International S.A., a provider of solutions empowered by smart cards from 1998 to 2001 and Vice President Finance, Corporate Controller for Intel from 1992 to 1998. Prior to that, he served as Chief Financial Officer of LSI Logic. Mr. Jones is also a director of Genesys S.A. and chairman of the board of directors of Lattice Semiconductor Corporation.

Claudine B. Malone
Director since 2003

Ms. Malone, age 71, has been the President and Chief Executive Officer of Financial and Management Consulting Inc., a consulting firm, since 1984. Ms. Malone served as a visiting professor at the Colgate-Darden Business School of the University of Virginia from 1984 to 1987, an adjunct professor of the School of Business Administration at Georgetown University from 1982 to 1984, and an assistant and associate professor at the Harvard Graduate School of Business Administration from 1972 to 1981. Ms. Malone also serves on the boards of Hasbro, Inc., Aviva Life Insurance Company, and Apollo Investment Corporation.

Richard L. Nolan
Director since 1998

Mr. Nolan, age 67, is the William Barclay Harding Professor of Management of Technology, emeritus, Harvard Business School, an institution of higher education, a professorship he was awarded in September 1991. Mr. Nolan has also been the Philip M. Condit Professor of Business Administration at the University of Washington since September 2003. Mr. Nolan served as Chairman and Chief Executive Officer of Nolan, Norton and Company, an information technology management consulting company, from 1977 until the company was acquired by KPMG LLP in 1987. Mr. Nolan then served as Chairman of Nolan, Norton and Company and Partner of KPMG from 1987 to 1991.

Thomas G. Plaskett
Chairman of the Board since 2006 and Director since 2002

Mr. Plaskett, age 63, has served as Chairman of Fox Run Capital Associates, a private merchant banking and consulting firm focusing on advisory and consulting services for emerging companies, from October 1991 to the present. Additionally, Mr. Plaskett served as the Chairman of Probex Corporation, an energy technology company, from November 1999 until December 2000 and as its President and CEO from November 1999 to August 2000. Mr. Plaskett served as Vice Chairman of Legend Airlines, Inc., an airline, from June 1997 until February 2001 and as its Executive Vice President from September 1999 to February 2001. Mr. Plaskett also served as the Chairman of Greyhound Lines, Inc., a transportation company, from March 1995 until March 1999. Mr. Plaskett is also a director of Alcon, Inc. and RadioShack Corporation and is chairman of the board of directors of Platinum Research Organization, Inc.

John W. Poduska, Sr., Sc.D.
Director since 2001

Dr. Poduska, age 69, was the Chairman of Advanced Visual Systems, Inc., a provider of visualization software, from January 1992 to December 2001. From December 1989 until December 1991, Dr. Poduska was President and Chief Executive Officer of Stardent Computer, Inc., a computer manufacturer. From December 1985 until December 1989, Dr. Poduska was founder, Chairman and Chief Executive Officer of Stellar Computer, Inc., a computer manufacturer and the predecessor of Stardent Computer, Inc. Prior to founding Stellar Computer, Inc., Dr. Poduska founded Apollo Computer Inc. and Prime Computer Inc. Dr. Poduska is also a director of Anadarko Petroleum Corporation and Safeguard Scientifics, Inc.

James D. Robinson, III
Director since 2001

Mr. Robinson, age 71, is co-founder and General Partner of RRE Ventures and Chairman of RRE Investors, LLC, private information technology venture investment firms, and has held those positions since 1994. He has also been President of J.D. Robinson Inc., a strategic advisory firm, since 1993. Mr. Robinson previously served as Chairman and Chief Executive Officer of American Express Company, a financial services company, from 1977 to 1993. Mr. Robinson is non-executive chairman of Bristol-Myers Squibb Company, and a director of The Coca-Cola Company and First Data Corporation.

Kathy Brittain White
Director since 2003

Ms. White, age 57, has served as President and Founder of Rural Sourcing, Inc., an organization aimed at developing information technology employment in rural communities, since January 2004. Ms. White also serves as President of the Horizon Institute of Technology, a foundation supporting technology outreach initiatives in the Arkansas delta, since founding it in 2002. Ms. White served as Executive Vice President and Chief Information Officer for Cardinal Health, Inc., a provider of medical products and services, from February 1999 until March 2003. Prior to that, Ms. White served as Senior Vice President and Chief Information Officer with Allegiance Healthcare, Inc., a provider of medical products and services, from 1996 until its acquisition by Cardinal in February 1999. Ms. White was also an associate professor at the University of North Carolina, Greensboro for ten years. Ms. White is a director of Mattel, Inc.

Vote Required and Board Recommendation

Adoption of Majority Vote Standard for Election of Directors.  In December 2006, the Board of Directors approved an amendment to our Bylaws to require directors to be elected by the majority of the votes cast with respect to such director in uncontested elections (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors would be a plurality of the shares represented in person or by proxy at any such meeting and entitled to vote on the election of directors. This year’s election has been determined to be an uncontested election, and the majority vote standard will apply. If a nominee who is serving as a director is not elected at the annual meeting, Delaware law provides that the director would continue to serve on the Board of Directors as a “holdover director.” However, under our Bylaws, if a nominee who already serves as a director is not elected, the director shall offer to tender his or her resignation to the Board of Directors. In that situation, the Corporate Governance Committee would make a recommendation to the Board of Directors about whether to accept or reject the resignation, or whether other action should be taken. The Board of Directors will act on the Corporate Governance Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the decision of the Board of Directors. If the failure of a nominee to be elected at the annual meeting results in a vacancy on the Board of Directors, that vacancy can be filled by action of the Board of Directors. If a nominee who was not already serving as a director fails to receive a majority of votes cast at the annual meeting, Delaware law provides that the nominee does not serve on the Board of Directors as a “holdover director.” In 2007, all director nominees are currently serving on the Board of Directors.

The number of shares voted “for” each director must exceed the number of votes cast “against” that director. Abstentions and broker non-votes will have no effect on the outcome of the election of directors. Stockholders do not have the right to cumulate their votes in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE NOMINEES SET FORTH ABOVE.

PROPOSAL TWO
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has retained PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2007. Although stockholder ratification is not required by our Bylaws or under any other applicable legal requirement, the Audit Committee is asking the stockholders for ratification of the selection of PricewaterhouseCoopers LLP as a matter of good corporate governance. If the stockholders do not ratify the Audit Committee’s selection of PricewaterhouseCoopers LLP, the Audit Committee will take such determination into account in its future selection of an independent registered public accounting firm. PricewaterhouseCoopers LLP will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

Vote Required and Board Recommendation

The affirmative vote of a majority of the shares present and entitled to vote on this proposal will be required for its approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below shows, for the last three fiscal years, compensation paid to our current Chief Executive Officer, our former Chief Executive Officer and the four other most highly compensated executive officers during fiscal 2006 (based on salary and bonus) serving at fiscal year end. We refer to all of these officers as the “Named Executive Officers.”

					Long-Term Compensation Award
		Annual Compensation(1)			Restricted	Securities
				Other Annual	Stock	Underlying	All Other
	Fiscal	Salary	Bonus	Compensation	Awards	Options	Compensation
Name and Principal Position	Year	($)	($)(2)	($)(3)	($)(4)	(#)	($)(5)

Jack L. Messman(6)	2006	$608,389	$—	$9,488	$1,287,000	600,000	$5,741,244
Former Chief Executive	2005	$950,150	$625,000	$171,826	—	1,551,528	$83,383
Officer	2004	$950,037	$987,026	$77,013	—	848,500	$43,062
Ronald W. Hovsepian	2006	$786,440	$—	—	$501,848	237,005	$92,187
President and	2005	$500,020	$416,000	—	$2,256,000	575,000	$32,815
Chief Executive Officer	2004	$500,020	$575,000	—	—	137,000	$27,759
Dr. Jeffrey M. Jaffe(6)	2006	$417,708	$729,000	$120,346	$843,320	331,325	$15,401
Executive Vice President, Chief Technology Officer
Thomas Francese(6)	2006	$450,017	$341,000	$321,133	—	—	$6,900
Executive Vice President,	2005	$37,501	$300,000	—	$747,000	200,000	—
Worldwide Sales
Joseph A. LaSala, Jr.	2006	$355,014	$350,000	$4,337	$169,993	80,275	$45,145
Senior Vice President,	2005	$352,627	$161,000	$3,073	—	163,319	$25,672
General Counsel and Secretary	2004	$340,015	$262,548	$6,740	—	137,500	$14,047
Susan Heystee(6)	2006	$460,005	$184,000	—	$291,410	137,615	—
President, Novell Americas	2005	$457,067	$50,415	—	—	280,000	—

(1)	Compensation deferred at the election of the executive, pursuant to our Retirement and Savings Plan, our Deferred Compensation Plan, and our Stock-Based Deferred Compensation Plan, is included in the year earned.

(2)	Cash bonuses for services rendered in fiscal 2006, 2005 and 2004 have been listed in the fiscal year earned, although most bonuses were paid after the end of the applicable fiscal year. Pursuant to Mr. Hovsepian’s employment arrangement, 50% of his bonus for the first year of employment was guaranteed, and $250,000 of the bonus listed for 2004 was paid in satisfaction of that guarantee in June 2004.

(3)	No Named Executive Officer received perquisites in an amount greater than the lesser of (i) $50,000 or (ii) 10% of such Named Executive Officer’s total salary plus bonus, except for Mr. Messman in 2005 and 2004, Dr. Jaffe in 2006, and Mr. Francese in 2006. Amounts listed for Mr. Messman in 2006 and for Mr. LaSala represent reimbursement for the payment of taxes.

Amounts for Mr. Messman in fiscal 2005 and fiscal 2004 include personal use of our corporate aircraft that was valued at $137,711 (valued at the incremental cost to the corporation) and $54,615 (valued using Standard Industry Fare Level (“SIFL”) rates from the U.S. Department of Transportation), respectively.

The amount for Dr. Jaffe represents $75,000 in relocation expenses and $45,346 in reimbursement for the payment of taxes.

The amount for Mr. Francese includes (i) a cash payment of $193,590 intended to compensate for a portion of his expenses associated with housing, car, cost of living, continuation of his residence in Texas, and the storage of household goods, (ii) $56,410 in rent paid by us on behalf of Mr. Francese, (iii) $50,219 for travel for

Mr. Francese and his family and storage of household goods, and (iv) $18,162 in reimbursement for the payment of taxes.

(4)	The dollar value of restricted common stock awards is calculated by multiplying the closing market price of our common stock on the date of grant, less the purchase price, by the number of shares awarded. Holders of such restricted common stock awards have the right to vote the shares and to receive cash dividends, if any. Any stock dividends that may be received will have the same vesting restrictions as the shares. The award to Ms. Heystee was an award of restricted common stock units (“RSU’s”). RSU’s are automatically converted to common stock upon vesting. Until conversion, the holders of RSU’s do not have any right to vote any underlying shares of common stock or to receive dividends.

As of October 31, 2006, when the closing price of our common stock was $6.00, Mr. Hovsepian had 321,750 unvested shares with a fair market value of $1,898,325, Dr. Jaffe had 107,830 unvested shares with a fair market value of $636,197, Mr. Francese had 58,334 unvested shares with a fair market value of $344,171, Mr. LaSala had 20,070 unvested shares with a fair market value of $118,413, and Ms. Heystee had 44,405 unvested RSU’s that represented a fair market value of $261,990.

One-half of the restricted stock grant in fiscal 2006 of 150,000 shares to Mr. Messman, 59,250 shares to Mr. Hovsepian, 7,830 shares to Dr. Jaffe, and 20,070 shares to Mr. LaSala will vest over four years on each annual grant date anniversary and one-half will vest based on the achievement of various operating profit targets. An additional restricted stock grant in fiscal 2006 of 100,000 shares to Dr. Jaffe will vest one-third on each of the first three annual anniversaries of the grant date. One half of the restricted stock grant in fiscal 2006 of 34,405 RSU’s to Ms. Heystee will vest over four years on each annual grant date anniversary and one half will vest based upon the achievement of various operating revenue targets. One half of the restricted stock grant in fiscal 2005 of 300,000 shares to Mr. Hovsepian will vest based on the achievement of various operating profit targets, and the other half will vest ratably on each of the first four annual anniversaries of the grant date. The restricted stock grant in fiscal 2005 of 100,000 shares to Mr. Francese will vest as follows: 50,000 shares will vest ratably on each of the first three annual anniversaries of the grant date, 25,000 shares will vest on the day that the average reported closing price of our common stock over the previous 30 consecutive trading days has been greater than or equal to $8.20, and 25,000 shares will vest on the day that the average reported closing price of our common stock over the previous 30 consecutive trading days has been greater than or equal to $9.42.

(5)	The stated amounts are our matching contributions to our 401(k) Retirement and Savings Plan, Deferred Compensation Plan, and Stock-Based Deferred Compensation Plan, except as follows:

In September 2006, we adopted an amendment to our Flexible Time Off (“FTO”) program (vacation and sick days) to reduce the number of hours that may be carried over from year to year by immediately cashing out all accruals over 120 hours to bring accrued FTO for all employees to 120 hours and establishing additional caps on the number of hours that may be carried over in future years. The following persons received the following one-time payments pursuant to the amendment to the FTO program: Mr. Messman—$114,265; Mr. Hovsepian—$35,439; and Mr. LaSala—$23,212.

Upon his termination in June 2006, Mr. Messman received a one-time payment of $114,265 to cash out his accrued but unused FTO.

The following amounts reflect the dollar value of benefits related to life insurance: Mr. Messman—$6,000, $5,500 and $5,060 in fiscal years 2006, 2005 and 2004, respectively; and Mr. LaSala—$1,780, $1,680 and $1,580 in fiscal years 2006, 2005 and 2004, respectively. Messrs. Messman and LaSala have collaterally assigned these life insurance policies to us to secure the repayment to us of up to the entire amount of the premiums paid by us pursuant to these policies. These payments are in respect of split-dollar insurance arrangements that were entered into prior to the adoption of the Sarbanes-Oxley Act of 2002, and no new arrangements have been entered into since the adoption of the Act.

In 2006, Mr. Messman was paid a severance benefit in the amount of $5,571,243 pursuant to his severance agreement.

(6)	Mr. Messman served as Chief Executive Officer until June 2006. Dr. Jaffe joined us as an executive officer in November 2005. Mr. Francese joined us as an executive officer in October 2005. Ms. Heystee became an executive officer in July 2005.

Stock Option Grants in Fiscal Year 2006

This table shows stock option grants during fiscal 2006 to the Named Executive Officers. We have not granted any stock appreciation rights to the Named Executive Officers.

	Individual Grants
	Number of		% of Total
	Securities		Options			Potential Realizable Value at
	Underlying		Granted to			Assumed Annual Rates of
	Options		Employees	Exercise		Stock Price Appreciation for
	Granted		in Fiscal	Price	Expiration	Option Term(3)
Name	(#)(1)		Year(2)	($/Sh)	Date	5% ($)	10% ($)

Jack L. Messman	600,000	(4)(5)	7.07%	$8.71	12/21/2006 (5)	$—	$—
Ronald W. Hovsepian	237,005	(4)	2.79%	$8.71	12/12/2013	$985,618	$2,360,726
Dr. Jeffrey M. Jaffe	300,000	(6)	3.53%	$7.93	11/28/2013	$1,135,867	$2,720,598
	31,325	(4)	0.37%	$8.71	12/12/2013	$130,269	$312,018
Thomas Francese	—		—	—	—	—	—
Joseph A. LaSala, Jr.	80,275	(4)	0.95%	$8.71	12/12/2013	$333,835	$799,592
Susan Heystee	137,615	(4)	1.62%	$8.71	12/12/2013	$572,291	$1,370,736

(1)	All options shown in the table have exercise prices equal to the fair market value of our common stock on the date of grant and have the terms indicated. In the event of a change in control, as defined in our stock plans, except as otherwise determined by the Board of Directors prior to the occurrence of such change in control, all options shall become fully exercisable and vested and shall be terminated in exchange for a net cash payment. In the event of a merger involving us or the sale of substantially all of our assets that does not constitute a change in control, the acquiring company shall assume the unvested options. The Board of Directors can accelerate unvested options if the acquiring company does not assume the options. Each of the persons listed in the table has a severance agreement with us that may vary the treatment of these options in the event of a change in control. The plans provide for various methods of exercise. We currently allow for cash, cashier’s check or cashless exercise.

(2)	Options to purchase a total of approximately 8,487,998 shares were granted to employees in fiscal 2006.

(3)	Potential realizable value assumes the price of our common stock will appreciate at the annual rates shown. These rates are compounded annually from the date of grant until the end of the term of the option. The potential realizable value is calculated as:

•	the potential stock price per share at the end of the term based on the 5% and 10% assumed appreciation rates,

•	less the exercise price per share,

•	times the number of shares subject to the option.

These numbers are calculated based on the requirements of the SEC and do not reflect our estimate of future common stock price growth. Actual gains, if any, on stock option exercises and common stock holdings are dependent on, among other things, the timing of such exercise and the future performance of our common stock. There is no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(4)	Half of the shares subject to this option become vested and exercisable based on timing requirements, with 25% of this half of the option becoming vested and exercisable on the first annual anniversary of the date of grant, and an additional 2.0833% of this half of the option becoming vested and exercisable on each succeeding monthly anniversary of the date of grant, so that this half of the option will be fully vested on the fourth annual anniversary of the date of grant. The other half of the shares subject to this option will vest based on the achievement of various operating revenue targets.

(5)	Pursuant to our severance agreement with Mr. Messman, 112,500 of the shares subject to this option became immediately vested and exercisable upon the termination of his employment on June 21, 2006 and subsequently expired unexercised six months after termination on December 21, 2006. The remaining 487,500 shares subject to this option expired upon the termination of Mr. Messman’s employment on June 21, 2006.

(6)	One-third of the shares subject to this option become vested and exercisable based on timing requirements, with 25% of this one-third of the options becoming vested and exercisable on the first annual anniversary of the date of grant, and an additional 2.0833% of such portion becoming vested and exercisable on each succeeding monthly anniversary of the date of grant, so that this one-third of the option will be fully vested on the fourth annual anniversary of the date of grant. Another one-third of the shares subject to this option will vest based on the achievement of various operating revenue targets. The final one-third of the shares subject to this option will vest based on the achievement of various operating profit targets.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

This table shows information regarding shares acquired and value realized upon exercise of stock options by the Named Executive Officers during fiscal 2006 and the number and value of options held at the end of fiscal 2006 by the Named Executive Officers.

	Shares		Number of Securities
	Acquired		Underlying Unexercised		Value of Unexercised In-the-
	On	Value	Options at Fiscal Year		Money Options at Fiscal Year
	Exercise	Realized	End(#)		End($)(2)
Name	(#)	($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jack L. Messman	3,953,045	$5,387,348	2,018,928	—	$6,000	$—
Ronald W. Hovsepian	—	—	791,145	657,860	$1,330,000	$—
Dr. Jeffrey M. Jaffe	—	—	—	331,325	$—	$—
Thomas Francese	—	—	75,000	125,000	$—	$—
Joseph A. LaSala, Jr.	—	—	587,606	216,488	$749,553	$15,068
Susan Heystee	—	—	203,957	283,658	$14,250	$21,750

(1)	Value realized on exercise is calculated as:

•	the fair market value of our common stock on the date of exercise,

•	less the option exercise price per share,

•	times the number of shares subject to the options exercised.

(2)	Value of unexercised in-the-money options is calculated as:

•	the fair market value of our common stock on October 31, 2006 ($6.00 per share),

•	less the option exercise price per share,

•	times the number of shares subject to the options.

Equity Compensation Plan Information

The following table provides information regarding the aggregate number of shares of our common stock to be issued under all of our stock option and equity-based plans upon exercise of outstanding options, warrants and other rights and their weighted-average exercise price as of October 31, 2006. Material features of the 2000 Nonqualified Stock Option Plan and the Novell/SilverStream 2001 Stock Option Plan, which plans were not approved by stockholders, are described in Note U to the Consolidated Financial Statements filed as part of our Annual Report on Form 10-K for the year ended October 31, 2006.

			Number of securities
			remaining available for
	Number of securities to	Weighted-average	future issuance under
	be issued upon exercise	exercise price of	equity compensation plans
	of outstanding options,	outstanding options,	(excluding securities
Plan Category	warrants and rights(a)	warrants and rights(b)	reflected in column (a))(c)

Equity compensation plans approved by security holders	31,898,842	$5.78	23,141,079
Equity compensation plans not approved by security holders	10,758,447	$7.77	12,828,520

Total	42,657,289	$6.28	35,969,599

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Ms. Heystee and Messrs. Hovsepian, Francese, Jaffe and LaSala are all party to employment arrangements with us that currently provide for annual base salaries of $400,000, $825,000, $500,000, $450,000, and $355,000, respectively. Ms. Heystee and Messrs. Hovsepian, Francese, Jaffe and LaSala are all eligible to participate in our Fiscal 2007 Annual Bonus Program for Executives that provides for the payment of bonuses if personal and corporate performance goals are met with annual bonus targets of 50%, 125%, 125%, 100%, and 75% of base salary, respectively. They are all entitled to receive employee benefits made available to other employees and officers and their eligible dependents, such as health-care insurance, long-term disability insurance, short-term disability insurance, term life insurance coverage, accidental death and dismemberment coverage, and business travel accident insurance.

Pursuant to his offer letter and a related letter of understanding with us, Mr. Francese is also entitled to receive 100,000 shares of restricted common stock for $.10 per share, half of which vest over three years and half of which vest when certain performance goals are satisfied. Additionally, each year Mr. Francese is working in our geographic segment covering Eastern and Western Europe, the Middle East and Africa, he will receive (i) an annual cash allowance of $250,000 which is intended to compensate him for a portion of his expenses associated with housing, car, cost of living, continued maintenance of a residence in Texas, and the storage of his household goods, and (ii) reimbursement of up to $24,000 per year for the cost of family travel back to the United States. In the event Mr. Francese relocates to the United States for us, we will reimburse him up to $50,000 for the costs associated with such relocation.

Pursuant to his offer letter, Dr. Jaffe is also entitled to receive 100,000 shares of restricted common stock for $.10 per share, which vest over three years. Dr. Jaffe also received a lump sum after-tax cash payment equal to $75,000 to compensate him for relocating to Waltham, Massachusetts, with the entire before-tax cash value repayable if we terminate his employment for cause or he resigns within one year. Finally, Dr. Jaffe receives $20,000 per year for tax preparation and other expenses.

Each of Ms. Heystee and Messrs. Hovsepian, Francese, Jaffe and LaSala are, and Mr. Messman was, a party to a severance agreement with us. Generally, in the event of involuntary termination of an executive’s employment without a change in control, the agreements provide the following benefits paid by us: (i) payment of a multiple of the executive’s base salary; (ii) a prorated bonus for the year of termination; (iii) twelve months of continued health and dental coverage; (iv) accelerated vesting of that portion of the executive’s outstanding stock options, if any, that would have vested within the one year period following the date of executive’s termination; (v) accelerated vesting of the portion of the executive’s outstanding restricted common stock, if any, that would have vested within the one year period from the date of executive’s termination; and (vi) reimbursement for outplacement benefits that are actually provided, not to exceed 20% of the executive’s base salary. The multiples referred to in (i) above for the Named Executive Officers are as follows: Mr. Messman—two times; and Ms. Heystee and Messrs. Hovsepian, Francese, Jaffe and LaSala—one and one half times. Additionally, Mr. Messman was eligible to receive an amount equal to two times his target bonus.

The severance agreements also provide that in the event of an involuntary termination in connection with a change in control, the executive will receive the following benefits paid by us: (i) payment of a multiple of the executive’s base salary and target bonus; (ii) a prorated bonus for the year of termination; (iii) a certain number of months of continued health and dental coverage; (iv) a lump sum cash payment of what we would have paid as matching contributions under our 401(k) plan for a certain number of months after the executive’s termination date; (v) a lump sum cash payment of what we would have paid as premiums under the executive’s split-dollar life insurance policy, if any, for a certain number of months after the executive’s termination date; (vi) payment of certain legal fees; (vii) outstanding restricted common stock, if any, and other equity rights, if any, will become fully vested; (viii) outstanding stock options, if any, will become fully vested; (ix) a lump sum payment equal to 20% of the executive’s base salary which may be used to cover the costs of outplacement assistance; and (x) if the payments provided to the executive exceed the amount that triggers the excise tax under section 4999 of the Tax Code by more than 10%, the payments will be grossed-up. The multiples and total number of months for health and dental insurance coverage, 401(k) plan matching contributions and life insurance premiums for each Named Executive Officer are as follows: Mr. Messman—three times and 36 months; and Ms. Heystee and Messrs. Hovsepian, Francese, Jaffe and LaSala—two times and 24 months. Additionally, all of the severance agreements contain non-competition and non-solicitation provisions.

Prior to the termination of his employment in June 2006, Mr. Messman was a party to an employment agreement with us that provided for an annual base salary of $950,000, an annual target bonus of 143% of his base salary, employee benefits made available to our employees and officers and their eligible dependents, such as health-care insurance, long-term disability insurance, short-term disability insurance, term life insurance coverage, accidental death and dismemberment coverage, and business travel accident insurance for the benefit of Mr. Messman. Upon the termination of his employment, Mr. Messman received severance benefits pursuant to the provisions of the severance agreement described above relating to involuntary termination without a change in control.

Director Compensation

The primary goal of our director compensation program is to support the achievement of our performance objectives and to attract and retain highly qualified directors. Compensation of our non-employee directors is as follows:

•	the annual retainer for the Chairman of the Board of Directors is $125,000;

•	the annual retainer for all other members of the Board of Directors is $50,000;

•	the annual retainer for service as chairperson of the Audit Committee is $20,000;

•	the annual retainer for service as chairperson of all other committees of the Board of Directors is $10,000;

•	fees for attendance at meetings of the Board of Directors are $1,500;

•	fees for attendance at committee meetings of the Board of Directors are $1,500; and

•	stock option grants as described below.

Our non-employee directors are reimbursed for their expenses incurred in attending meetings of the Board of Directors and its Committees.

Non-employee directors may elect to have all or a portion of their annual board retainer deferred through the purchase of common stock equivalents (“CSE’s”) and designate what date in the future such CSE’s will be paid out in shares of our common stock.

Subject to the vesting provisions described below, the annual board retainer payable to any non-employee director who elects to defer all or a portion of his annual board retainer shall be increased by an amount (such amount to be referred to as the “Match”) of up to 25% of such portion of the annual board retainer that is deferred through the purchase of CSE’s, provided that the Match shall be used solely to purchase additional CSE’s. The exact percentage of the Match shall be determined by the Compensation Committee. For the upcoming year, the Compensation Committee has determined that the Match will be 25%. The CSE’s purchased with Match funds shall be credited to a separate bookkeeping account from the CSE’s purchased with the annual board retainer. In the event that any non-employee director ceases to serve as a member of our Board of Directors prior to the third anniversary of such director’s purchase of any CSE’s with any given Match, all CSE’s purchased with each such Match shall be forfeited and such director shall no longer have any rights with respect to such Match or such CSE’s.

Upon the initial appointment of each non-employee director to the Board of Directors, such director will be granted options to purchase an aggregate of 50,000 shares of common stock, vesting 25% annually over four years. In addition, each incumbent non-employee director will receive an annual grant of an option to purchase an aggregate of 25,000 shares of common stock, vesting 50% annually over two years. Options will be granted either automatically pursuant to our Stock Option Plan for Non-Employee Directors (the “Director Plan”) or by the Compensation Committee pursuant to our 2000 Stock Plan. All options are non-statutory options, have an exercise price equal to the fair market value of our common stock on the date of grant and have a term of eight or ten years. Upon a change in control, options granted under the Director Plan become exercisable in full by a non-employee director if within one year of such change in control the non-employee director ceases for any reason to be a member of the Board of Directors. Under the 2000 Stock Plan, in the event of a change in control, the outstanding options may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the options will fully vest and become fully exercisable. Upon retirement from the Board of Directors after the age of 73, options granted under the Director Plan become fully vested. Upon retirement from the Board of Directors after the age of 65, the vesting of options granted under the 2000 Stock Plan is accelerated by one year. Upon resignation from the Board of Directors for any reason, directors have six months in which to exercise their vested options.

In May 2006, all non-employee directors were each granted options to purchase 25,000 shares of common stock with an exercise price of $8.22 per share per the annual grant to incumbent directors.

We had a Directors’ Charitable Award Program (the “Charitable Program”) for which members of the Board of Directors were eligible, subject to vesting requirements. The Board of Directors terminated the Charitable Program with respect to all persons joining our Board of Directors after January 7, 2003, but has kept the program in place with respect to those persons who were directors on or prior to January 7, 2003. The Charitable Program is funded by life insurance policies purchased by us, which provide for a $1,000,000 death benefit to participating directors. Upon the death of a participating director, we will donate the proceeds of the $1,000,000 death benefit (paid in ten equal annual installments) to non-profit organizations recommended by the director. Individual directors derive no financial benefit from the Charitable Program since all available insurance proceeds and tax deductions accrue solely to us. The aggregate cost to us of the life insurance premiums paid during fiscal 2006 to fund the Charitable Program was $276,602.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

Compensation Philosophy

Our philosophy for the total compensation and equity incentive package of the Chief Executive Officer and our officers who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Section 16 Officers”), as well as other members of our management team (together with the Section 16 Officers, the “Executives”), is to promote the achievement of Novell’s performance objectives, ensure that our Executives’ interests are closely aligned with stockholders’ interests in the success of Novell, and provide compensation opportunities that will attract, retain, and motivate superior executive personnel. Also, our philosophy is that the compensation and equity incentives of each Executive should be significantly influenced by his or her individual performance. Accordingly, a significant percentage of the total compensation and equity incentive package of each Executive is contingent upon individual performance.

The Compensation Committee retained an outside, independent compensation consulting firm to assist it in making compensation determinations and has the sole authority to direct its work, authorize payment for its services and to terminate its engagement. Our compensation program for Executives is structured to be generally in line with the compensation programs of high technology industry companies that are comparable to Novell with respect to operations, revenue level, industry segment and employment market conditions. The Compensation Committee, working with its outside, independent compensation consulting firm and with the assistance of Novell’s compensation department, reviewed executive total compensation data from nationally recognized surveys of high technology companies comparable to Novell.

Our total compensation and equity incentive system for Executives in fiscal 2006 includes salary, which is based upon individual competencies and skills and alignment with salary paid for comparable positions at comparable high technology companies; bonus, which is awarded based upon corporate results and individual performance; and equity awards, which are granted in amounts aligned to the practices of comparable high technology companies. The Compensation Committee also uses its best judgment in any competitive situation to determine the amount and form of compensation for each Executive on a case by case basis.

Executive Base Salaries

Base salaries for Executives are aligned to the 50th percentile of base salaries of comparable high technology companies for their respective positions, levels of responsibility and their knowledge and experience. Alignment to the 50th percentile of base salaries of comparable high technology companies enables us to retain and attract key talent. In December 2006, the Compensation Committee reviewed the base salary of each of the Executives and compared the base salaries to compensation survey data for comparable high technology companies. Based on this review, the Compensation Committee determined to grant salary increases for certain Executives where necessary for competitive alignment.

Fiscal 2006 Annual Bonus Program for Executives other than the Chief Executive Officer

Each Executive was assigned a target bonus opportunity expressed as a percentage of his or her base salary. These percentages are aligned to the 75th percentile of target bonus opportunity percentages of comparable high technology companies for their respective positions, levels of responsibility and knowledge and experience. Aligning bonus opportunity to the 75th percentile of bonus targets of comparable high technology companies enables us to motivate our Executives to achieve Novell’s key business initiatives. Actual bonuses awarded could be higher or lower than the target, and thus higher or lower than the 75th percentile, depending on personal performance and Novell’s corporate performance, as explained below. The Compensation Committee also makes discretionary cash or equity awards as circumstances warrant. In fiscal 2006, the Compensation Committee made such a discretionary cash award to Joseph A. LaSala, Jr., Senior Vice President and General Counsel of Novell, in the amount of $350,000 in recognition of exceptional contributions made by Mr. LaSala in connection with various legal matters outside of the ordinary course of business.

Each Executive was also assigned quantitative and qualitative performance objectives with various weightings designed to advance the achievement of Novell’s key business initiatives. Depending on each Executive’s specific areas of responsibility and duties, the Compensation Committee assigned objectives for fiscal 2006 related to (i) company-wide or region-specific, as applicable, revenue, operating income, revenue from Identity software, revenue from Open Source software, revenue from Workgroup and all other sources, and customer satisfaction, (ii) business unit(s) contribution margin, (iii) expense targets, (iv) stockholder return, (v) measurable progress in employee engagement initiatives, (vi) demonstration of following the values and guiding principles of Novell, and (vii) efficient and complete administration of responsibilities that are specific to each individual’s role.

Each year, the Compensation Committee establishes operating profit targets for the fiscal year that must be achieved by Novell in order for the Annual Bonus Program (for Executives and non-Executives) to be funded in full or in part, which targets were approved for fiscal 2006 by the Compensation Committee in January 2006. If Novell fails to meet those operating profit targets, the Annual Bonus Program is not funded, and no bonuses are paid under the Program for the fiscal year.

The Compensation Committee determined that the operating profit targets had been achieved at a level sufficient to fund in part the Novell, Inc. Annual Bonus Program for fiscal 2006.

The degree to which the Annual Bonus Program was funded was multiplied by each Executive’s target bonus percentage and his or her salary to determine his or her dollar bonus opportunity. The Compensation Committee, with Mr. Hovsepian, reviewed each Executive’s performance against assigned quantitative and qualitative performance objectives for fiscal 2006 and established the actual total performance achievement for each (expressed as a percentage). The bonus award for each Executive was determined by multiplying their dollar bonus opportunity by their total performance achievement percentage. Mr. Hovsepian made recommendations to the Compensation Committee on the performance achievement percentage for each Executive, and the corresponding bonus awards. The Compensation Committee has the discretion to adjust up or down the bonus awards recommended by Mr. Hovsepian. In addition, Alan Friedman and Joseph A. LaSala, Jr. were assigned personal performance objectives related to company-wide operating income for fiscal 2006 that were higher than those required to be achieved by Novell in order for the Annual Bonus Program to be funded. The Compensation Committee determined that those enhanced operating profit targets had not been achieved and did not award a bonus to these Section 16 Officers.

Long Term Incentives (Stock Option and Restricted Common Stock Grants)

The Compensation Committee approves grants under Novell’s stock plans to provide additional incentives to Executives that are tied to growth of stock price over time and to encourage the Executives’ continued employment with Novell. It is Novell’s policy that at least 50% of each long term incentive award to each Section 16 Officer must include performance-based vesting, resulting in vesting only if performance targets are attained.

Mr. Hovsepian recommended specific grant amounts for each Executive in December 2006 to the Compensation Committee based on survey data from comparable high technology companies, targeting the 50th percentile. The Compensation Committee had the discretion to adjust up or down the number of stock options and restricted stock units recommended by Mr. Hovsepian. Based on Mr. Hovsepian’s recommendations, the Compensation Committee granted stock options and restricted stock units to all Executives. Fifty percent of the stock options awarded to Section 16 Officers vest over a four-year period, and the remaining 50% vest based on the achievement of operating revenue targets. Fifty percent of the restricted common stock units awarded to Section 16 Officers vest over a four-year period and the remaining 50% vest based on the achievement of operating profit targets. All stock options and restricted stock units awarded to Executives other than Section 16 Officers vest over a four-year period.

Total Compensation of Chief Executive Officer

In September 2006, the Board of Directors approved an increase in the annual base salary payable to Ronald W. Hovsepian, Novell’s President and Chief Executive Officer, to $825,000 per year, to be effective retroactive to June 21, 2006, the date he was promoted, because there had been no increase at that time. In addition, the Board approved an increase in the annual target bonus payable to Mr. Hovsepian to 125% of his annual base salary based on benchmark data.

In December 2006, the Compensation Committee again reviewed Mr. Hovsepian’s compensation package. In light of the salary adjustments that had been made in September 2006, and after analyzing survey data for comparable high technology companies, the Compensation Committee determined that Mr. Hovsepian’s base salary of $825,000 continued to be competitive and, therefore, no salary increase for fiscal 2007 was warranted.

Mr. Hovsepian’s target bonus opportunity percentage of his base salary is aligned to the 75th percentile of bonus targets of comparable high technology companies. Aligning Mr. Hovsepian’s bonus opportunity to the 75th percentile of bonus targets of comparable high technology companies enables us to highly motivate Mr. Hovsepian to achieve Novell’s key business initiatives. Among other performance objectives that the Compensation Committee assigned to him, Mr. Hovsepian was assigned personal performance objectives for fiscal 2006 related to company-wide operating profit that were higher than those required to be achieved by Novell in order for the Annual Bonus Program to be funded. The Board of Directors determined that those enhanced operating profit targets had not been achieved and, therefore, did not award a bonus to Mr. Hovsepian.

Based on benchmarking data and in recognition of exceptional contributions made by Mr. Hovsepian, the Board of Directors awarded Mr. Hovsepian an option to purchase 622,776 shares of Novell’s common stock and a restricted stock unit grant of 155,694 shares. The same performance vesting criteria as described above for Section 16 Officers apply to the long term incentive awards made to Mr. Hovsepian.

Mr. Hovsepian also received other compensation and benefits in 2006, including company matching contributions under Novell’s Deferred Compensation, Stock-Based Deferred Compensation and 401(k) Plans in accordance with their provisions, executive physical benefits, and other health and welfare benefits provided to employees.

Qualifying Compensation

The Compensation Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) disallows a tax deduction for any publicly held corporation for certain Executives’ compensation exceeding $1,000,000 per person in any taxable year unless it is “performance based” within the meaning of Section 162(m). Non-performance based compensation of some of those Executives exceeded $1,000,000 in fiscal 2004, 2005 and 2006 and is expected to exceed $1,000,000 in 2007. Accordingly, a portion of the compensation to these individuals was not, and would not be, deductible by Novell. Our policy is, to the extent reasonable, to qualify our Executives’ compensation for deductibility under Section 162(m) and other applicable tax laws. However, we believe that providing an appropriate level of cash compensation and maintaining flexibility in determining compensation may be more important than preserving this potential tax deduction.

Respectfully submitted,

John W. Poduska, Sr., Chairperson
Claudine B. Malone
Richard L. Nolan
Thomas G. Plaskett

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The role of the Audit Committee is to assist the Board of Directors in its oversight of the quality and integrity of Novell’s financial reporting process. The Audit Committee also has sole authority to appoint, retain, fix the compensation of and oversee the work of Novell’s independent registered public accounting firm. Management has the primary responsibility for the financial reporting process, including the system of internal controls, and for preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. Novell’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America and auditing management’s assessment of the effectiveness of internal control over financial reporting.

The Audit Committee has reviewed Novell’s audited financial statements for fiscal 2006, and met and held discussions with PricewaterhouseCoopers LLP (“PwC”), Novell’s independent registered public accounting firm for fiscal 2006, and management regarding internal control over financial reporting and the audited financial statements. Management has represented to the Audit Committee that Novell’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The Audit Committee also reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002. As part of this review, the Audit Committee reviewed the basis for management’s conclusions in that report, and the report of the independent auditors on internal control over financial reporting. Throughout fiscal 2006, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of management’s documentation and testing, any deficiencies discovered, and the resulting remediation of deficiencies.

The Audit Committee has discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). These discussions have included a review as to the quality, not just the acceptability, of Novell’s accounting principles.

PwC also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and the Audit Committee discussed with PwC their independence from management and Novell. The Audit Committee has also considered the compatibility of non-audit services with the independence of PwC.

Based on the Audit Committee’s meetings and discussions with management and PwC, the Audit Committee’s review of the audited financial statements, the representations of management and the report of PwC to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Novell’s Annual Report on Form 10-K for the year ended October 31, 2006 filed with the SEC on May 25, 2007.

Respectfully submitted,

Fred Corrado, Chairperson
Albert Aiello
Richard L. Crandall
Patrick S. Jones
Claudine Malone

INFORMATION ABOUT OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC served as our independent registered public accounting firm and audited our consolidated financial statements for fiscal years 2005 and 2006, and performed audit-related services and consultation in connection with various accounting and financial reporting matters. Additionally, PwC performed certain non-audit services that are permitted under the Sarbanes-Oxley Act and related rules of the SEC for Novell during fiscal years 2005 and 2006. PwC will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he or she desires to do so.

The Audit Committee determined that the provision of the audit-related and permitted non-audit services provided by PwC during fiscal years 2005 and 2006 was compatible with maintaining their independence pursuant to the auditor independence rules of the SEC for each of these respective years.

During fiscal years 2005 and 2006, there were no disagreements with the independent registered public accounting firm on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the independent registered public accounting firm, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. Furthermore, the audit reports of the independent registered public accounting firm for Novell’s two most recently completed fiscal years did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

Fees Billed to Novell by PwC During Fiscal Years 2005 and 2006

Audit Fees

The aggregate fees billed by PwC for the fiscal year ended October 31, 2005 for services rendered for the audit of our annual financial statements included in our Form 10-K and review of the interim financial statements included in our Forms 10-Q, including services related thereto, were $3,819,000.

The aggregate fees billed by PwC for the fiscal year ended October 31, 2006 for services rendered for the audit of our annual financial statements included in our Form 10-K and review of the interim financial statements included in our Forms 10-Q, including services related thereto, were $4,710,000.

Audit-Related Fees

The aggregate fees billed by PwC for the fiscal year ended October 31, 2005 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees,” including an audit of a foreign retirement fund, were $1,000.

The aggregate fees billed by PwC for the fiscal year ended October 31, 2006 for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as “Audit Fees,” including an audit of a license fee, were $2,000.

Tax Fees

The aggregate fees billed by PwC for the fiscal year ended October 31, 2005 for services rendered for tax compliance, tax advice and tax planning, which included tax return preparation in various foreign jurisdictions, consultation regarding various tax issues, support provided to management in connection with income and other tax audits, and tax services for expatriate employees, were $198,178.

The aggregate fees billed by PwC for the fiscal year ended October 31, 2006 for services rendered for tax compliance, tax advice and tax planning, which included tax return preparation in various foreign jurisdictions, consultation regarding various tax issues, support provided to management in connection with income and other tax audits, services relating to transfer pricing analysis, and tax services for expatriate employees, were $26,344.

All Other Fees

The aggregate fees billed by PwC for the fiscal year ended October 31, 2005 for products and services other than those described above, including license fees for product research, were $1,500.

There were no fees billed by PwC for the fiscal year ended October 31, 2006 for products and services other than those described above.

Pre-approval Policies and Procedures

All audit and non-audit services to be performed by our independent registered public accounting firm must be approved in advance by the Audit Committee. As permitted by the SEC’s rules, the Audit Committee has authorized each of its members to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reported to the full Audit Committee at its next meeting.

As early as practicable in each fiscal year, the independent auditor provides to the Audit Committee a schedule of the audit and other services that the independent auditor expects to provide or may provide during the fiscal year. The schedule will be specific as to the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the next twelve months.

A schedule of additional services proposed to be provided by the independent auditor, or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

Applicable SEC rules and regulations permit waiver of the pre-approval requirements for services other than audit, review or attest services if certain conditions are met. Out of the services characterized above as “Audit-Related,” “Tax,” and “All Other,” none were billed pursuant to these provisions in fiscal years 2005 or 2006 without pre-approval.

PERFORMANCE GRAPH

The following graph compares the performance of our common stock with the performance of the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500 Index”) and an industry index over the past five fiscal years starting from October 31, 2001. The graph assumes that $100 was invested on October 31, 2001 in our common stock, the S&P 500 Index and the industry index, and that all dividends were reinvested. Our industry index is The Nasdaq Computer & Data Processing Index. A list of the companies included in this index will be furnished by us to any stockholder upon written request of the Corporate Secretary.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN
AMONG NOVELL, INC., THE S&P 500 INDEX
AND THE NASDAQ COMPUTER & DATA PROCESSING INDEX

	Base	Indexed/ Cumulative Returns Fiscal Year
	Period	Ended October 31,
Company/ Index Name	2001	2002	2003	2004	2005	2006

Novell, Inc.	$100	68.64	165.82	203.11	215.25	169.49
S&P 500 Index	$100	84.89	102.55	112.21	122.00	141.94
Nasdaq Computer & Data Processing Index	$100	83.45	101.49	110.52	122.32	139.18

CERTAIN TRANSACTIONS

During fiscal 2006, we received consulting services from J.D. Robinson Inc. The consulting agreement between us and J.D. Robinson Inc. with respect to the provision of those services provides for us to make payments of $200,000 per year to J.D. Robinson Inc. for these services. Mr. Robinson, a member of our Board of Directors, is President and the sole stockholder of J.D. Robinson Inc.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and any persons who beneficially own more than 10% of our common stock to send reports of their ownership of shares of common stock and changes in ownership to us and the SEC. Based on our records and information that we received during this fiscal year, we believe that during fiscal 2006 all of such reporting persons complied with all Section 16(a) reporting requirements applicable to them, except that Mr. Messman, a former director and chief executive officer, reported one Form 4 transaction late.

DEADLINE FOR FUTURE PROPOSALS OF STOCKHOLDERS

The deadlines for stockholders to submit proposals for inclusion in our proxy materials for an annual meeting of stockholders or for consideration at our annual meeting of stockholders are based on the anniversary of the date on which our proxy statement was first mailed to stockholders in connection with our prior annual meeting unless the date of the annual meeting is changed by more than 30 days. Our 2007 Annual Meeting of Stockholders was delayed by more than 30 days because of our review of our historical stock option granting practices. We expect to hold our 2008 Annual Meeting of Stockholders on or about April 17, 2008, subject to the right of our Board of Directors to change such date based on changed circumstances, which is about the time of year that we have traditionally held our annual meeting. Accordingly, the deadlines applicable for proposals of stockholders for our 2008 Annual Meeting of Stockholders will not be based on the date on which our proxy statement was first mailed to stockholders in connection with our 2007 Annual Meeting of Stockholders.

SEC rules and regulations require that proposals that stockholders would like included in a company’s proxy materials must be received by the corporate secretary of the company no later than 120 days before the first anniversary of the date on which the previous year’s proxy statement was first mailed to stockholders unless the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting. When the date is changed by more than 30 days from the date of the previous year’s meeting, the deadline is a reasonable time before the company begins to print and send its proxy materials. Accordingly, since we expect to change the date of the 2008 Annual Meeting of Stockholders by more than 30 days from the date of the 2007 Annual Meeting of Stockholders and hold the 2008 Annual Meeting of Stockholders on or about April 17, 2008, subject to the right of our Board of Directors to change such date based on changed circumstances, proposals that stockholders would like included in our proxy materials for the 2008 Annual Meeting of Stockholders must be received by the Secretary of Novell at our principal office (404 Wyman Street, Waltham, Massachusetts 02451, Attention: Corporate Secretary) no later than November 18, 2007 in order to be considered for possible inclusion in such proxy materials.

Our Bylaws contain an advance notice provision regarding stockholder proposals which provides that, to be timely, a stockholder’s notice of intention to bring business before a meeting must be given either by personal delivery or by United States mail, postage prepaid, to the Secretary of Novell and received by the Secretary no later than 90 days prior to the first anniversary of the date on which the previous year’s proxy statement was first mailed to stockholders unless the date of the annual meeting is more than 30 days before or after the anniversary date of the previous year’s annual meeting. When the annual meeting date is changed by more than 30 days from the date of the previous year’s meeting, to be timely, a stockholder’s notice of intention to bring business before a meeting must be given either by personal delivery or by United States mail, postage prepaid, to the Secretary of Novell and received by the Secretary not earlier than 120 days prior to the annual meeting and not later than the later of (i) 90 days prior to the date of such annual meeting or (ii) 10 days following the date on which public announcement of the date of such meeting is first made. Accordingly, since we expect to change the date of the 2008 Annual Meeting of Stockholders by more than 30 days from the date of the 2007 Annual Meeting of Stockholders and hold the 2008 Annual Meeting of Stockholders on or about April 17, 2008, subject to the right of our Board of Directors to change such date based on changed circumstances, stockholders must give notice of their intention to bring business before the 2008 Annual Meeting of Stockholders between December 19, 2007 and January 18, 2008. Such a notice must meet certain other requirements set forth in our Bylaws. Any proposal received after the applicable date or that does not otherwise comply with these requirements will not be permitted to be raised at the meeting. Stockholders may request a copy of our Bylaws from the Secretary of Novell at 404 Wyman Street, Waltham, Massachusetts 02451, Attention: Corporate Secretary.

ADDITIONAL INFORMATION

Annual Report

Our Annual Report to Stockholders for the fiscal year ended October 31, 2006, including the consolidated financial statements and related notes thereto, together with the report of the independent auditors and other information with respect to us, is being mailed to stockholders of record as of the close of business on July 13, 2007 together with this proxy statement.

Annual Meeting Summary

We will provide a summary of the activities at the Annual Meeting of Stockholders, including the final vote on all proposals. The summary will be available on our Investor Relations web site at www.novell.com/ir approximately one week after the Annual Meeting. Stockholders may also obtain a copy by calling (800) 317-3195.

OTHER MATTERS

We are not aware of any other business to be presented at the Annual Meeting. No stockholder advised us of the intent to present any business at the Annual Meeting prior to the June 16, 2007 deadline. Accordingly, no other stockholder business will be permitted to be raised at the Annual Meeting.

If matters other than those described herein should properly arise at the Annual Meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Joseph A. LaSala, Jr.
Senior Vice President,
General Counsel and Secretary

July 20, 2007
Waltham, Massachusetts

NOVELL, INC.
404 Wyman Street
Waltham, MA 02451

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

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You can now access your Novell account online.

- View account status
- View certificate history
- View book-entry information
- Make address changes
- Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com/isd

For questions regarding the website, call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

*******TRY IT OUT*******

www.melloninvestor.com/isd/

Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER: 1-888-581-9375

NOVELL, INC. 404 Wyman Street Waltham, M A 02451
THISP ROXY ISS OLICITED ON BEHALFO FT HE BOARD OFD IRECTORS
The undersigned hereby constitutes and appoints Ronald W. Hovsepian, Dana C. Russell and Joseph A. LaSala, Jr., and each oft hem, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of
Stock holders of Novel , Inc. to be held at our offices at 404 Wyman Street, Walt ham, Massachusetts 02451 on Thursday, August 30, 2007 at 10 a.m. local time and at any adjournments or postponements thereof, and to vote al shares of Common Stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth on the reverse side.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIG NED STOCKHOLDER. IFN O DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS, FOR RATIFIC ATION OF THE AUDITORS, AND AS THE PROXY HOLDER MAY DETERMINE IN HIS DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETIN G.
PLEASE VOTE BY THE INTERNET OR TELEPHONE OR MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSEDE NVELOPE.
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Address Change/Comments (Mark the corresponding box on the reverse side.)
FOLD AND DETACH HERE
You can now access your No e v l c a o c u n t n o il ne.
Access your Novell stockholder account online via Investor ServiceDirect® (ISD).
Mello n Investor Services LLC, Transfer Agent for Novell, now makes it easy and convenient to get current information on your stockholder account.
· View account status
· Make address changes
· View certifciate history
· Establish/change your P N I
· View book-entry information
Visit us no the web at http://wwwmelloninvestor.com/isd
For questions regarding the website, call — 1877-978- 7 78 between 9am- 7 p m Monday -Friday Eastern Time
** *TRY T I OUT * *
wwwmelloninvestorcom/isd/
Investor SerivceDreict®
Available 24 hours per day,7 days per week
TOLL FREE NUMBER: 1-888-581-9375
PRINT AUTHORIZ ATION (THIS BOXED AREA DOES N OT PRINT )
To commence printing on this proxy card please sign, date and fax this card to: 212-691-9013 SIGNATURE:___DATE:___TIME:___ Mark this box if you would like the Proxy Card EDGARized: ASCII EDGAR II (HTML) Registered Quantity (common)___2040___Broker Quantity___0___

Mark Here for Address Change or Comments PLEASE SEE REVERSE SID E THE BOARD RECOMMENDS A VOTE FOR ALL NOMIN EES PROPOSAL 1— Election of Directors FOR AGAIN ST ABS TAIN
01. Albert Aiello
FOR AGAIN ST ABS TAIN
02. Fred Corrado
FOR AGAIN ST ABS TAIN
03. Richard L. Crandall
FOR AGAIN ST ABSTAIN
04. Ronald W .Hovsepian
FOR AGAIN ST ABSTAIN
05. Patrick S. Jones
FOR AGAIN ST ABSTAIN
06. Claudine B Malone
FOR AGAIN ST ABSTAIN
07.Richard L. Nolan
FOR AGAIN ST ABSTAIN
08. Thomas G. Plasket
FOR AGAIN ST ABSTAIN
09. John W .Poduska ,Sr
FOR AGAIN ST ABSTAIN
10. James D.Robin son II
FOR AGAIN ST ABSTAIN
11. Kathy Brittain Whiet
THEB OARD RECOMMENDSA VOTE FOR PROPOSAL2
PROPOSAL 2 — Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm
FOR AGAINST ABSTAIN
N I T HEIR DISCRETION, THE PROXY HOLDERS ARE AUTHORIZED TO VOTEU PON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
Signature Signature Date Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both must sgin. When signing as attorney ,executor, administrator, trusete or guardian, please give full title as such. If a corporation, please sign in ful corporaet nameby presdient or other authorized officer. If a partnership, please sign in partnership name by authorized person
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Vote by Internet or Telephone or Mail
24 Hours a Day,7 Days a Week
Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
Internet http://www.proxyvoting.com/novl
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
Telephone 1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in h and when you call.
OR
Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, in vestment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.meloninvestor.com/isd where step-b y-step instructions will prompt you through enrollment.
You can view the Annual Report and Proxy Statement on the internet at www.novell.com